Exhibit 10.1

EXECUTION VERSION

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, NY 10036

Endurance Specialty Holdings Ltd.

Wellesley House

90 Pitts Bay Road

Pembroke, HM 08

Bermuda

June 25, 2014

PROJECT SAIL

$1,000,000,000 Senior Unsecured 364-Day Bridge Facility

Joinder Agreement to Commitment Letter

Ladies and Gentlemen:

Reference is made to the Commitment Letter regarding a $1,000,000,000 Senior Unsecured 364-Day Bridge Term Loan Facility, dated June 2, 2014 (together with the exhibits and annexes attached thereto, as modified hereby, the “Commitment Letter”) between Morgan Stanley Senior Funding, Inc. (“MSSF” and, in its capacity as a Commitment Party, the “Initial Commitment Party”) and Endurance Specialty Holdings Ltd., a Bermuda exempted company (the “Borrower”). Capitalized terms used but not defined herein are used with the meanings assigned to them in the Commitment Letter. This Joinder Agreement to Commitment Letter (this “Joinder Agreement”) sets forth the understanding and agreement of the parties hereto regarding the joinder of each party identified on the signature pages hereof as an additional “Commitment Party” (each an “Additional Commitment Party”, collectively, the “Additional Commitment Parties” and, together with the Initial Commitment Party, the “Commitment Parties”) to the Commitment Letter.

Each Additional Commitment Party (a) commits, on a several but not joint basis, on the terms and conditions set forth herein and in the Commitment Letter to provide a portion of the Facility in a principal amount not exceeding the amount specified on its signature page hereto (such amount its “Maximum Commitment Amount”) and (b) becomes a party to the Commitment Letter as a Commitment Party thereunder having such commitment with the same force and effect as if originally named therein as a Commitment Party. The commitment of each Commitment Party to provide a portion of the Facility under this Joinder Agreement or the Commitment Letter is referred to herein as its “Commitment” and collectively as the “Commitments”. The Commitment of each Additional Commitment Party is subject to the negotiation, execution and delivery of a credit agreement and other definitive documentation for the Facility that is reasonably satisfactory to the Borrower and the Arranger consistent with the Commitment Letter and the other applicable conditions set forth in the Commitment Letter.

On or promptly following the date hereof, in connection with the primary syndication of the Facility by MSSF in its capacity as the Arranger, the Arranger shall allocate (the “Commitment Allocation”) the Commitments among the Commitment Parties in active consultation with the Borrower; provided, however, that pursuant to the Commitment Allocation, (i) the Commitment allocated to any Additional Commitment Party shall not exceed its Maximum Commitment Amount and (ii) any reduction of the Additional Commitment Parties’ Commitments below their respective Maximum Commitment Amounts shall not be required to be made on a pro rata basis. On the date of the Commitment Allocation (the “Allocation Date”), after active consultation with the Borrower, the Arranger shall notify the Additional Commitment Parties and the Borrower of the Commitment Allocation in the form of Schedule I hereto (the “Commitment Schedule”), whereupon the Commitments of MSSF under the Commitment

Letter (as in effect immediately prior to the execution hereof) shall, in accordance with the Commitment Letter, be reduced by the aggregate amount of the Commitments of the Additional Commitment Parties pursuant to the Commitment Allocation, such that, the Commitment of each Commitment Party shall be as set forth in the Commitment Schedule and such Commitment Schedule shall be deemed incorporated into this Joinder Agreement.

In connection with each Additional Commitment Party’s Commitment under this Joinder Agreement, it is agreed that such Additional Commitment Party (or such Additional Commitment Party’s applicable affiliate) will be granted the title or designation with respect to the Facility agreed to by the Borrower and the Arranger in writing and as set forth opposite such Additional Commitment Party’s name on the Commitment Schedule.

Each Additional Commitment Party agrees that the syndication of the Facility shall be managed by MSSF in its capacity as the Arranger on the terms set forth in the Commitment Letter. Each Additional Commitment Party acknowledges and agrees that it shall not engage, nor shall it authorize any person on its behalf to engage, in any secondary selling or any solicitation of offers to purchase loans or commitments with respect to the Facility until the Funding Date (unless such secondary selling or such solicitation of offers to purchase loans or commitments is made in accordance with the Commitment Letter). Furthermore, each Additional Commitment Party represents that its Commitment represents a commitment from such Additional Commitment Party only, and does not in any way include a commitment or other arrangement from any other unaffiliated institution.

Each party hereto agrees that each Additional Commitment Party shall be bound by the terms and conditions of the Commitment Letter, and shall have all the rights and obligations with respect to its Commitment, to the same extent as the same are applicable to the Initial Commitment Party, on a several and not joint basis; provided, however, that this paragraph shall not apply to, and the Additional Commitment Parties shall not have any rights or benefits with respect to, (a) roles or titles assigned to MSSF pursuant to the Commitment Letter, (b) the provisions of the Commitment Letter applicable to the Arranger and the Administrative Agent in their capacities as such and (c) any provisions of the Fee Letter.

Each Commitment Party hereto is a full service financial institution engaged, either directly or through its affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, each Commitment Party and funds or other entities in which such Commitment Party invests or with which it co-invests, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, each Commitment Party may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Borrower, the Target Business and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Joinder Agreement (except as otherwise expressly agreed in writing by the Borrower and the relevant Commitment Party (or their respective affiliates) or (ii) have other relationships with the Borrower or its affiliates.

Each Commitment Party and/or its affiliates are, or may at any time be, a lender under the Existing Credit Agreement (in such capacity, an “Existing Lender”). The Borrower acknowledges and agrees for itself and its subsidiaries that each Existing Lender (a) will be acting for its own account as principal in connection with the Existing Credit Agreement, (b) will be under no obligation or duty as a result of such Commitment Party’s role in connection with the transactions contemplated by this Joinder Agreement or otherwise to take any action or refrain from taking any action (including with respect to voting for or against any requested amendments), or exercising any rights or remedies, that such Existing Lender may be entitled to take or exercise in respect of the Existing Credit Agreement and (c) may manage its exposure to the Existing Credit Agreement without regard to such Commitment Party’s role hereunder, except, in each case, to the extent otherwise agreed by such Existing Lender.

This Joinder Agreement supersedes any commitment advice or similar letter executed by any Additional Commitment Party on or prior to the date hereof in connection with the Facility, which commitment advice or similar letter shall in each case terminate upon the effectiveness of this Joinder Agreement.

This Joinder Agreement may not be assigned by any party hereto without the prior written consent of the Arranger and the Borrower (and any purported assignment without such consent shall be null and void); provided, however, that a Commitment Party may assign its Commitment only to the extent permitted by, and in accordance with, the terms of the Commitment Letter. This Joinder Agreement is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and each indemnified person of each Additional Commitment Party.

This Joinder Agreement and the Commitment Letter (and any other letter agreement or undertaking concerning the Facility, except as otherwise provided therein) may not be amended or waived except by an instrument in writing signed by the Borrower and Commitment Parties (other than Defaulting Commitment Parties (as defined below)) holding a majority of the aggregate commitments (exclusive of the commitments of Defaulting Commitment Parties) to provide the Facility (the “Required Commitment Parties”); provided, however, (i) the Required Commitment Parties shall include at least 2 Commitment Parties and (ii) no such amendment or waiver shall (a) increase or extend the Commitment of any Commitment Party or decrease or extend the date for payment of any fees of any Commitment Party without the prior written consent of such Commitment Party, (b) except as provided in the immediately following sentence, extend the maturity date, any scheduled or mandatory prepayment, or waive any mandatory prepayment of the Loans or date for the payment of any interest or fee on any Loan or commitment, or decrease the rate of interest or fee on any Loan or commitment (other than the rate of interest on overdue amounts), or postpone the date of any scheduled or mandatory reduction, or waive any mandatory reduction, of commitments without the prior written consent of each Commitment Party, (c) modify the terms of this sentence or the section in the Term Sheet captioned “Voting”, or any provision that would require the “pro rata” treatment of the Commitment Parties, without the prior written consent of each Commitment Party directly adversely affected thereby or (d) modify or otherwise affect the rights or duties of the Arranger or the Administrative Agent without the prior written consent of the Arranger or the Administrative Agent, as applicable. Notwithstanding anything to the contrary herein or in the Commitment Letter or any other letter agreement or undertaking concerning the Facility, (a) the Commitment of any Commitment Party may be increased solely with the written consent of such Commitment Party, Borrower and the Arranger (not to be unreasonably withheld or delayed) (without the consent of any other Commitment Party), (b) the Commitment Parties (other than Defaulting Commitment Parties) holding in excess of two-thirds of the aggregate commitments (exclusive of the commitments of Defaulting Commitment Parties) to provide the Facility may, without the consent of any other Commitment Party, increase the $75,000,000 cap referred to in clause (C) of the definition of Excluded Equity set forth in Exhibit A to the Commitment Letter, or waive or postpone any mandatory prepayment or commitment reduction otherwise required from the proceeds of the issuance of equity or equity-linked securities, including mandatorily exchangeable or convertible securities, issued to fund any increase in the cash portion of the aggregate consideration payable in connection with the Acquisition and

(c) in the event any Commitment Party shall become and continue to be a Defaulting Commitment Party or shall fail to consent to an amendment, waiver or other modification to this Joinder Agreement or the Commitment Letter that requires the consent specified in clauses (a) through (c) of the immediately preceding sentence and that has been consented to by the Required Commitment Parties (each, a “Non-Consenting Lender”), the Borrower may, upon notice to such Commitment Party and the Arranger, either replace such Commitment Party by causing such Commitment Party to assign its rights and obligations hereunder (including the Commitment Letter) to one or more assignees procured by the Borrower or terminate the Commitment of such Commitment Party, provided that the Borrower has paid all fees owing to such Commitment Party at the time of such assignment or termination and, so long as, in the case of the assignment by a Non-Consenting Lender, the assignee lender provides the requisite consent. Each Commitment Party agrees that, if necessary to effectuate any assignment of such Commitment Party’s interest hereunder in the circumstances contemplated by the preceding sentence, it shall promptly execute an assignment agreement in form reasonably satisfactory to it, the Borrower and the Arranger; provided that the failure of any such Commitment Party to execute any such assignment shall not render such assignment invalid. For purposes hereof, “Defaulting Commitment Party” shall mean any Commitment Party that (a) has failed to fund all or any portion of its Commitment when required to do so in accordance with the terms and conditions of the Commitment Letter, (b) has notified the Borrower or the Arranger in writing that it does not intend to comply with its funding obligations hereunder or under the Commitment Letter, or has made a public statement to that effect, (c) has failed, within two business days after written request by the Arranger or the Borrower, to confirm in writing to the Arranger and the Borrower that it will comply with its prospective funding obligations hereunder or under the Commitment Letter, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any law relating to liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debt relief law of any applicable jurisdiction from time to time in effect and affecting the rights of creditors generally, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the United States Federal Deposit Insurance Corporation or any other regulatory authority acting in such a capacity; provided that a Commitment Party shall not be a Defaulting Commitment Party solely by virtue of the ownership or acquisition of any equity interest in that Commitment Party or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Commitment Party with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Commitment Party (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Commitment Party.

This Joinder Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Joinder Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Joinder Agreement and the Commitment Letter constitute the entire agreement among the parties hereto with respect to the Additional Commitment Parties’ respective Commitments and the fee compensation with respect thereto. No individual has been authorized by any Additional Commitment Party or any of its respective affiliates to make any oral or written statements that are inconsistent with this Joinder Agreement. Following the execution and delivery of this Joinder Agreement by each of the parties hereto, the Commitment Letter and this Joinder Agreement shall be construed as a single instrument to the extent necessary to give effect to the provisions hereof and thereof. Notwithstanding any provision hereof or of the Commitment Letter, it is agreed and understood that all obligations of each of the Commitment Parties, whether pursuant hereto or pursuant to the Commitment Letter, shall be several and not joint obligations.

This Joinder Agreement shall be governed by, and construed in accordance with the law of the State of New York (and each Additional Commitment Party hereby expressly acknowledges and agrees that it shall be subject to Section 6 of the Commitment Letter as a party thereto); provided that the foregoing shall not modify the governing law provisions set forth in the Commitment Letter. Each party hereto hereby waives any right it may have to a trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Joinder Agreement. Each party hereto hereby submits to the exclusive jurisdiction of the federal and New York State courts located in the County of New York in connection with any dispute related to, contemplated by or arising out of this Joinder Agreement and agrees that any service of process, summons, notice or document by registered mail addressed to such party at its address on the first page hereof or, in the case of any Additional Commitment Party, on its signature page hereto, shall be effective service of process for any suit, action or proceeding relating to any such dispute. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and agrees that any final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and may be enforced in other jurisdictions by suit upon the judgment or in any other manner provided by law.

This Joinder Agreement (including all of the terms of the Commitment Letter) and the other terms and conditions contained herein shall be subject to the same confidentiality provisions applicable to the Commitment Letter as provided in Section 8 of the Commitment Letter.

Each Additional Commitment Party acknowledges that it has, independently and without any reliance upon MSSF or any of its affiliates, or any of its officers, directors, employees, agents, advisors or representatives, and based on the financial statements of the Borrower and its consolidated subsidiaries and the Target Business and such other documents as it has deemed appropriate, made its own credit analysis and decision to provide a Commitment and enter into this Joinder Agreement.

The compensation, reimbursement, indemnification, confidentiality and syndication provisions contained herein or in the Commitment Letter shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination of this Joinder Agreement, the Commitment Letter or each Commitment Party’s Commitment; provided, that the Borrower’s obligations hereunder or under the Commitment Letter, other than with respect to the compensation, reimbursement, indemnification, confidentiality and syndication shall automatically terminate and be superseded by the provisions of the Credit Documentation upon the effectiveness thereof; provided, further, that, in the case of the syndication provision, such provision shall terminate upon the later of the Funding Date and the Syndication Date. The Borrower may terminate the Commitment Parties’ commitments to the Facility hereunder at any time subject to the provisions of the immediately preceding sentence.

All Commitments of the Additional Commitment Parties shall continue until the earliest to occur of (i) the execution and delivery of the Credit Documentation for the Facility by all parties thereto, (ii) the Commitment Termination Date, if the applicable Credit Documentation shall not have been executed and delivered by all parties thereto by such date, (iii) the abandonment or withdrawal of the Offer by the Borrower or lapse of the Offer (other than in connection with the execution of the Merger Agreement or the effectiveness of the Scheme), in each case when publicly disclosed by the Borrower (A) pursuant to a public filing with the SEC or (B) in an official press release issued by the Borrower; and (iv) termination by the Borrower of its obligations under the Merger Agreement to consummate the Merger when publicly disclosed by the Borrower (A) pursuant to a public filing with the SEC or (B) in an official press release issued by the Borrower.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof.

Very truly yours,

JPMorgan Chase Bank, N.A., as an Additional Commitment Party

By:	/s/ Melvin Jackson
	Name:	Melvin Jackson
	Title:	Executive Director

Maximum Commitment Amount: $150,000,000

Address for notices:

383 Madison Avenue, Floor 23

New York, NY 10179

[Signature Page to Project Sail Joinder Agreement]

Wells Fargo Bank, National Association, as an Additional Commitment Party

By:	/s/ Grainne M. Pergolini
	Name:	Grainne M. Pergolini
	Title:	Director

Maximum Commitment Amount: $150,000,000

Address for notices:

MAC Y1375-080

8th Floor

One South Broad Street

Philadelphia, PA 19107

Bank of Montreal, Chicago Branch, as an Additional Commitment Party

By:	/s/ Debra Basler
	Name:	Debra Basler
	Title:	Managing Director

Maximum Commitment Amount: $100,000,000

Address for notices:

115 South LaSalle Street 25th Floor West

Chicago, IL 60603

Lloyds Bank plc, as an Additional Commitment Party

By:	/s/ Stephen Giacolone
	Name:	Stephen Giacolone
	Title:	Assistant Vice President G011

By:	/s/ Craig Meisner
	Name:	Craig Meisner
	Title:	Managing Director – Head of Loan Markets

Maximum Commitment Amount: $50,000,000

Address for notices:

Lloyds Bank plc, New York

1095 Avenue of the Americas, 35th Floor

New York, New York 10036

NewYorkOperations@lbusa.com

ING Bank N.V., as an Additional Commitment Party

By:	/s/ M Riordan
	Name:	M Riordan
	Title:	Authorised Signatory

By:	/s/ G Kelly
	Name:	G Kelly
	Title:	Authorised Signatory

Maximum Commitment Amount: $50,000,000

Address for notices:

ING Bank N.V.

60 London Wall

London

EC2M 5TQ

United Kingdom

Attn:	N J Marchant

Director

Accepted and agreed to as of

the date first written above by:

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Subha Lakshmi Ghosh-Kohl
	Name:	Subha Lakshmi Ghosh-Kohli
	Title:	Authorized Signatory

ENDURANCE SPECIALTY HOLDINGS LTD.

By:	/s/ John V. Del Col
	Name:	John V. Del Col
	Title:	General Counsel

[Signature Page to Project Sail Joinder Agreement]

Schedule I

to Joinder Agreement to Commitment Letter

Commitment Schedule

Commitment Party	Commitment
Morgan Stanley Senior Funding, Inc.		$500,000,000.00
JPMorgan Chase Bank, N.A.		$150,000,000.00
Wells Fargo Bank, National Association		$150,000,000.00
Bank of Montreal, Chicago Branch		$100,000,000.00
Lloyds Bank plc		$50,000,000.00
ING Bank N.V.		$50,000,000.00

	Total: $	1,000,000,000

Titles

Commitment Party	Title(s)
Morgan Stanley Senior Funding, Inc.	Sole Lead Arranger, Sole Bookrunner and Administrative Agent
JPMorgan Chase Bank, N.A.	Documentation Agent
Wells Fargo Bank, National Association	Documentation Agent
Bank of Montreal, Chicago Branch	Managing Agent
Lloyds Bank plc	Participant
ING Bank N.V.	Participant

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